Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of CVR GP, LLC
and
The Managing General Partner of CVR Partners, LP:
We consent to the use of our report included herein and to the reference to our firm under the headings “Summary Historical and Pro Forma Consolidated Financial Information,” “Selected Historical Consolidated Financial Information,” and “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
March 16, 2011